MG European Equity Fund 10f3

Transactions Q3 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Granada Media	Grupo Prisa	Studio Canal
Underwriters	Lazard, ABN, CSFB, DB, Salomon Smith Barney	MSDW, Credit Agricole Indosuez, Salomon Smith Barney, BBVA, Banco Santander, BNP, Lehman, SocGen	Merrill, ABN Amro, Schroders
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	Granada Media	Grupo Prisa	Studio Canal
Is the affiliate a manager or co-manager of offering?	co-manager	no	No
Name of underwriter or dealer from which purchased	ABN Amro	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	7/11/00	6/27/00	5/9/00

Total amount of offering sold to QIBs	$ -	$ -	$ -
Total amount of any concurrent public offering	$ 856,898,029	$ 747,639,360	$ 176,307,820.00
Total	$ 856,898,029	$ 747,639,360	$ 176,307,820.00

Public offering price	$ 3.39	$ 19.67	$ 13.16
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	.02544 (0.75%)	.38366 (1.95%)	.02289 (1.74%)

Shares purchased	291,380	n/a	n/a
Amount of purchase	$ 17,595,507	n/a	n/a

% of offering purchased by fund	0.21%	n/a	n/a
% of offering purchased by associated funds*	1.28%	n/a	n/a
Total (must be less than 25%)	1.49%	n/a	n/a